Exhibit 12.1

9275 W. Russell Road, Suite 240
Las Vegas, Nevada 89148
PH (702) 692-8026 | FX (702) 692-8075
fennemorelaw.com

August 3, 2026

Naoris Quantum Protocol Inc.

848 Brickell Avenue, PH 1

Miami, Florida 33131

Re:	Naoris Quantum Protocol Inc./Regulation A Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as special Nevada counsel to Naoris Quantum Protocol Inc., a Nevada corporation (the “Company”), in connection with qualification for exemption from registration of (a) up to 6,000,000 shares (the “Offered Shares”) of the Company’s Class A common stock, $0.001 par value per share (the “Common Stock”), and (b) up to 120,000 shares (the “Placement Agent Warrant Shares”) to be issued upon exercise of Warrants to Purchase Common Stock (the “Placement Agent Warrants”) granted to the Placement Agent (as defined below) in connection with the issuance of the Offered Shares. The Offered Shares are being offered, sold, and issued by the Company under the terms of Subscription Agreements (each, a “Subscription Agreement”) by and between the Company and the purchasers of the Offered Shares.

The Offered Shares and the Placement Agent Warrant Shares (collectively, the “Securities”) are being offered under a Regulation A Offering Statement on Form 1-A (the “Offering Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”),

For purposes of these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the Offering Statement;

(b)	a form of Placement Agency Agreement between the Company and R.F. Lafferty & Co. (“Placement Agent”)

(c)	a form of the Subscription Agreement;

(d)	a form of Placement Agents Warrants;

Naoris Quantum Protocol Inc.

August 3, 2026

(e)	certain resolutions and actions of the Board of Directors of the Company relating to the issuance and the qualification for exemption from registration of the Securities under the Securities Act.

We have also obtained, and have relied upon such certificates, representations, and assurances from the Company as we have deemed necessary and appropriate for purposes of rendering this opinion letter. We have also examined such other corporate documents, records, certificates, and instruments (collectively with the documents identified in (a) through (e) above, the “Documents”) as we deem necessary or advisable to render the opinions set forth herein.

In our examination, we have assumed:

(a)	the legal capacity of all natural persons executing the Documents;

(b)	the genuineness of all signatures on the Documents;

(c)	the authenticity of all Documents submitted to us as originals, and the conformity to original documents of all Documents submitted to us as copies;

(d)	that the parties to such Documents, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder;

(e)	other than with respect to the Company, the due authorization by all requisite action, corporate or other, of the Documents;

(f)	the execution, delivery, and performance by all parties of the Documents; and

(g)	that all Documents are valid, binding, and enforceable against the parties thereto.

We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such Documents. We note that the Company has reserved, and assume that it will continue to reserve, sufficient authorized shares of its Common Stock to allow for the issuance of such shares upon sale of the Offered Shares and exercise of the Placement Agents Warrants.

The opinions expressed below are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed for purposes of delivering these opinions expressed herein or any changes in applicable law that may come to our attention after the date the Offering Statement is qualified.

Naoris Quantum Protocol Inc.

August 3, 2026

On the basis of the foregoing and in reliance thereon, we are of the opinion that:

(a)	the issuance of the Offered Shares has been duly authorized and upon issuance in accordance with the terms of the Subscription Agreements, the Offered Shares will be validly issued, fully paid, and nonassessable; and

(b)	the issuance of the Placement Agent Warrant Shares has been duly authorized and upon issuance upon exercise of and in accordance with the terms of the Placement Agent Warrants, the Placement Agent Warrant Shares will be validly issued, fully paid, and nonassessable.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, we express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal laws. The opinions we express herein are limited solely to the laws of the State of Nevada, other than the securities laws and regulations of the State of Nevada as to which we express no opinion.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Fennemore Craig, P.C.

Fennemore Craig, P.C.

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